EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Harvard Bioscience, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statements Numbers 333-53848, 333-104544 and 333-135418 on Form S-8 of Harvard Bioscience, Inc. and subsidiaries of our report dated March 15, 2007, with respect to the consolidated balance sheets of Harvard Bioscience, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, and our report dated March 15, 2007 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Harvard Bioscience, Inc.

Our reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment, effective January 1, 2006, the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective December 31, 2006 and the change in the Company’s method of quantifying errors in 2006.

/s/ KPMG LLP

Boston, Massachusetts

March 15, 2007